AMENDMENT TO
SERVICES AGREEMENT

AMENDMENT made as of the 15th day of January, 2012 between Allianz Variable Insurance Products Fund of Funds Trust (the “Trust”) and Citi Fund Services Ohio, Inc. (“Citi”), to that certain Services Agreement, as amended and restated on November 1, 2006, between the Trust and Citi (as amended and in effect on the date hereof, the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain services for each investment portfolio of the Trust (individually a “Portfolio” and collectively the “Portfolios”);

WHEREAS, Citi and the Trust wish to update Schedule A to reflect the current list of Portfolios;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:

1.           Portfolios.  Schedule A of the Agreement is hereby amended by deleting the list of Portfolios and replacing them with the following:

“AZL Fusion Conservative Fund
AZL Fusion Balanced Fund
AZL Fusion Moderate Fund
AZL Fusion Growth Fund
AZL Balanced Index Strategy Fund
AZL Growth Index Strategy Fund
AZL MVP Balanced Index Strategy Fund
AZL MVP BlackRock Global Allocation Fund
AZL MVP Fusion Balanced Fund
AZL MVP Fusion Moderate Fund
AZL MVP Growth Index Strategy Fund
AZL MVP Invesco Equity and Income Fund”

2.           Representations and Warranties.

(a)           The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that the substantive changes to the Agreement effected by this Amendment have been presented to and approved by the Board of Trustees of the Trust (the “Board”).

(b)           Citi represents that it has full power and authority to enter into and perform this Amendment.

3.           Miscellaneous.

(a)           This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Agreement.  Except as set forth herein, the Agreement shall remain in full force and effect.

(b)           Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)           Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)           This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

ALLIANZ VARIABLE INSURANCE
PRODUCTS FUND OF FUNDS TRUST

By: /s/ Brian Muench

Name: Brian J. Muench

Title: President

CITI FUND SERVICES OHIO, INC.

By: /s/ Bruce Treff

Name: Bruce Treff

Title: Vice President